Exhibit 99.1
Hamid Akhavan Elected to Vonage Holdings Corp. Board of Directors

HOLMDEL, N.J., December 22, 2016 - Vonage Holdings Corp. (NYSE: VG) (“the Company”), a leading provider of cloud communications for business, has elected Hamid Akhavan to serve as a member of its Board of Directors.

Mr. Akhavan has nearly 30 years of Telecom, Media and Technology (TMT) experience, with proven CEO and Board of Director experience at organizations spanning from large public corporations, to private-equity funded companies, to startups. With expertise in the wireless, hardware and software markets, as well as in enterprise cloud communications, Mr. Akhavan brings broad and deep strategic technology leadership to the Vonage board. With the addition of Mr. Akhavan, Vonage’s Board will be composed of nine diverse highly qualified Directors, six of whom joined the Board in the last five years and eight of whom are independent.

A senior executive with vast enterprise experience leading companies and organizations of substantial scale and complexity on a global basis, Mr. Akhavan is currently a partner at Long Arc Capital, a private equity firm specializing in disruptive technology investments. In this role, he has focused on innovation and new services in cyber security, FinTech and other high growth areas.

“We are thrilled to welcome Hamid to the Vonage Board of Directors. His deep and versatile technology, enterprise and communications experience will add significant strategic insight to our board,” said Alan Masarek, Vonage Chief Executive Officer. “Hamid’s proven ability to find new sources of growth and to look ahead for new opportunities in the rapidly evolving communications industry will serve Vonage well as we continue on our journey to become the global leader in cloud communications for business.”

Prior to joining Long Arc Capital, Mr. Akhavan was CEO of Unify, Inc., a $2 billion private equity-backed joint venture between the Gores Group and Siemens, where he spearheaded significant turnaround and restructuring efforts to reposition the company from a traditional PBX manufacturer to a cloud-based provider of enterprise communications solutions.

Before leading Unify, Mr. Akhavan was Chief Operating Officer of Deutsche Telekom, and earlier was CEO of T-Mobile, where he also served as Chief Technology and Information Officer. Prior to joining T-Mobile, Mr. Akhavan served as Chief Technical Officer and Chief Information Officer at Teligent Inc., an international broadband fixed and wireless access company, and held various executive-level positions at other technology companies. Mr. Akhavan holds a B.S. in Electrical Engineering from CalTech, and an M.S. in Electrical Engineering from MIT.

“It is an honor to join Vonage’s talented Board at such a transformational time in the company’s history, but also during a period of significant growth in an industry that is evolving very rapidly,” Mr. Akhavan said. “Vonage has successfully built upon its roots and strengths as a consumer VoIP company and accelerated its transformation into a leader in cloud communications for businesses. I look forward to drawing upon my experience and working with the Board and the Vonage management team to help continue this positive momentum and drive Vonage’s continued success.”

About Vonage

Vonage (NYSE: VG) is a leading provider of cloud communications services for business. Vonage transforms the way people work and businesses operate through a portfolio of cloud-based communications solutions that enable internal collaboration among employees, while also keeping companies closely connected with their customers, across any mode of communication, on any device.

Vonage’s Nexmo API Platform provides tools for voice, messaging and phone verification services, allowing developers to embed contextual, programmable communications into mobile apps, websites and business systems, enabling enterprises to easily communicate relevant information to their customers in real time, anywhere in the world, through text messaging, chat, social media and voice.

The Company also provides a robust suite of feature-rich residential communication solutions. In 2015 and 2016, Vonage was named a Visionary in the Gartner Magic Quadrant for Unified Communications as-a-Service, Worldwide. Vonage has also earned the Frost & Sullivan Growth Excellence Leadership Award for Hosted IP and Unified Communications and Collaboration (UCC) Services. For more information, visit www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc. To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

Investor Contact: Hunter Blankenbaker, 732.444.4926, hunter.blankenbaker@vonage.com
Media Contact: Jo Ann Tizzano, 732.365.1363, joann.tizzano@vonage.com

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